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                                 CAGLE'S, INC.

                                ---------------

                                 LOAN AGREEMENT

                      Dated as of _________________, 2001

                                ---------------

                            Secured Promissory Note
                               Due April 1, 2011

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1.   LOAN; ISSUE OF NOTE; SECURITY; INTEREST...........................1

   1.1.   AUTHORIZATION........................................................1
   1.2.   LOAN; CLOSING........................................................1
   1.3.   SECURITY.............................................................1
   1.4.   INTEREST RATE........................................................2

SECTION 2.   REPRESENTATIONS AND WARRANTIES....................................2

   2.1.   FINANCIAL STATEMENTS.................................................2
   2.2.   NO MATERIAL CHANGES..................................................3
   2.3.   LIENS................................................................3
   2.4.   ORGANIZATION, AUTHORITY AND GOOD STANDING; SUBSIDIARIES..............3
   2.5.   TITLE TO PROPERTIES..................................................3
   2.6.   LEASES AND LIENS.....................................................3
   2.7.   LICENSES.............................................................4
   2.8.   LITIGATION...........................................................4
   2.9.   NO BURDENSOME PROVISIONS.............................................4
   2.10.  COMPLIANCE WITH OTHER INSTRUMENTS....................................4
   2.11.  DISCLOSURE...........................................................5
   2.12.  ERISA................................................................5
   2.13.  REGULATION G; USE OF PROCEEDS........................................5
   2.14.  TAX LIABILITY........................................................6
   2.15.  GOVERNMENTAL ACTION..................................................6
   2.16.  OFFERING OF NOTE.....................................................6
   2.17.  HAZARDOUS WASTE......................................................6
   2.18.  SEPARATE PROPERTY; NO FLOOD ZONE.....................................7
   2.19.  NO AFFILIATION.......................................................7
   2.20.  NO FOREIGN PERSON....................................................7
   2.21.  TITLE TO PROPERTY AND COLLATERAL.....................................7
   2.22.  ADDITIONAL REPRESENTATIONS AND WARRANTIES............................7

SECTION 3.   CONDITIONS OF THE LOAN............................................7

   3.1.   OPINION OF COMPANY COUNSEL...........................................7
   3.2.   LEGALITY.............................................................7
   3.3.   PROCEEDINGS..........................................................8
   3.4.   REPRESENTATIONS TRUE; NO DEFAULT.....................................8
   3.5.   NOTE AND COLLATERAL DOCUMENTS........................................8
   3.6.   OPINION OF LENDER'S COUNSEL..........................................8
   3.7.   ENVIRONMENTAL AUDIT RESULTS..........................................8

SECTION 4.   REPRESENTATION OF LENDER..........................................8

   4.1.   ACQUISITION FOR INVESTMENT...........................................8

SECTION 5.   FINANCIAL STATEMENTS; COMPLIANCE CERTIFICATES; ADDITIONAL
INFORMATION; AND INSPECTION....................................................8

   5.1.   FINANCIAL STATEMENTS AND REPORTS.....................................8
   5.2.   INSPECTION..........................................................11

SECTION 6.   PRINCIPAL PAYMENT OF NOTE........................................11

   6.1.   PRINCIPAL PAYMENTS - MANDATORY AND OPTIONAL PREPAYMENT..............11
   6.2.   PREPAYMENT OF NOTE UPON CHANGE OF CONTROL...........................12
   6.3.   INTEREST AFTER DATE FIXED FOR PRINCIPAL PAYMENT OR PREPAYMENT.......13

SECTION 7.   AFFIRMATIVE COVENANTS............................................13

   7.1.   TO PAY NOTE.........................................................13
   7.2.   MAINTENANCE OF COMPANY OFFICE.......................................13
   7.3.   TO KEEP BOOKS.......................................................13
   7.4.   PAYMENT OF TAXES; CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES....13
   7.5.   TO INSURE...........................................................14

SECTION 8.   RESTRICTIVE COVENANTS............................................15

   8.1.   LEVERAGE RATIO; OPERATING LEASES....................................15
   8.2.   MINIMUM CURRENT RATIO; INTEREST COVERAGE RATIO......................15
   8.3.   TANGIBLE NET WORTH; CAPITAL EXPENDITURES............................16
   8.4.   RESTRICTED PAYMENTS; PLEDGE OF STOCK................................16
   8.5.   MERGER, CONSOLIDATION, SALE OR LEASE................................17
   8.6.   TRANSACTIONS WITH AFFILIATES........................................17
   8.7.   ENCUMBRANCES ON AND TRANSFERS OF THE COLLATERAL.....................18

SECTION 9.  DEFINITIONS.......................................................18

SECTION 10.  DEFAULTS AND REMEDIES............................................22

   10.1.  EVENTS OF DEFAULT; ACCELERATION.....................................22
   10.2.  SUITS FOR ENFORCEMENT...............................................24
   10.3.  REMEDIES NOT WAIVED.................................................25
   10.4.  REMEDIES CUMULATIVE.................................................25
   10.5.  COSTS AND EXPENSES..................................................26

SECTION 11.  MISCELLANEOUS....................................................26

   11.1.  LOSS, THEFT, DESTRUCTION OR MUTILATION OF NOTE......................26
   11.2.  EXPENSES............................................................26
   11.3.  STAMP TAXES, RECORDING FEES, ETC....................................26
   11.4.  SUCCESSORS AND ASSIGNS..............................................26
   11.5.  PAYMENT.............................................................27
   11.6.  NOTICES.............................................................27
   11.7.  SEVERABILITY........................................................27
   11.8.  LAW GOVERNING; MODIFICATION.........................................27
   11.9.  HEADINGS............................................................27
   11.10. COUNTERPARTS........................................................27
   11.11. FINAL CREDIT AGREEMENT..............................................28

EXHIBIT A - FORM OF NOTE

EXHIBIT B - LIENS

EXHIBIT C - OWNERSHIP OF COMPANY AND SUBSIDIARIES

                                  CAGLE'S, INC.

                                 LOAN AGREEMENT

                                                       ___________________, 2001

Metropolitan Life Insurance Company
Agricultural Investments
8717 West 110th Street, Suite 700
Overland Park, Kansas  66210

Attention:  Vice-President

      CAGLE'S, INC., a Georgia corporation (herein called the "Company"), agrees with you as follows:

SECTION 1. LOAN; ISSUE OF NOTE; SECURITY; INTEREST.

      1.1. Authorization. The Company has duly authorized the issuance of a Secured Promissory Note due April 1, 2011 in the principal amount of $27,000,000.00 (herein called the "Note"), such Note to be in the form and have terms and provisions substantially as set forth in Exhibit "A" hereto.

      1.2. Loan; Closing. The Company hereby agrees to borrow from you, and you, subject to the terms and conditions herein set forth, hereby agree to lend to the Company, $27,000,000.00 (the "Loan") on __________________, 2001 (the
"Closing Date").

      The Loan will be evidenced by, and subject to all other conditions precedent having been met, be made against delivery to you at 10 o'clock A.M. Atlanta time, on the Closing Date, at the offices of Sutherland, Asbill & Brennan, 999 Peachtree Street N.E., Atlanta, Georgia 30309-3996, or at such other time and place as the parties may agree, of the Note payable to you or assigns, dated the Closing Date, duly executed by the Company and in the aggregate principal amount of such Loan. Delivery of the Note hereunder shall be made against payment to the Company or the holders of liens on the Facility (as hereafter defined) in Federal Reserve or other funds in the aggregate principal amount of such Loan.

      1.3. Security. Payment of the Note shall be secured by, inter alia, (i) certain first priority deeds to secure debt, mortgages, security agreements and financing statements (herein collectively the "Mortgage") to be entered into by the Company with respect to the Company's office, poultry processing and feed milling operations located in or near the City of Rockmart, Polk County, Georgia, and in or near the City of Collinsville, DeKalb County, Alabama, as described in said Mortgage (herein collectively, the "Facility") pursuant to which the Company grants you a first priority lien and security title in and to the Facility, (ii) certain security agreements between the Company, as debtor, and you, as secured party (herein collectively the "Security Agreement") granting a first priority security interest in, inter alia, all equipment, fixtures and other personal property utilized in connection with, or located at, the Facility as described in said Security Agreement, which security interest will be perfected by one or more financing statements, and (iii) certain assignments of rents and leases (herein collectively, the "Assignment") with respect to the Company's rights under all leases to which the Company is or may at any time become a party as lessor pertaining to, inter alia, the Facility or any interest therein. The Mortgage, the Security Agreement, the Assignment and such other related documents and instruments securing, evidencing or relating to said Note shall each be dated and delivered on the Closing Date and are collectively referred to herein as the "Collateral Documents".

      1.4. Interest Rate.

      A. The interest rate on the Note shall be 7.86% per annum so long as the
Note is not in default.

      B. In the event the interest provisions hereof or any exaction provided for herein or in the Collateral Documents shall result for any reason and at any time during the term of this Loan in an effective rate of interest which transcends the limit of the usury or any other law applicable to this Loan, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied on principal immediately upon receipt and effect as though the payor had specifically designated such extra sums to be so applied to principal and the holder of the Note shall accept such extra payment or payments as a premium-free prepayment. If any such amounts are in excess of the principal then outstanding, such excess shall be paid to the Company. In no event shall any agreed-to or actual exaction as consideration for the Loan transcend the limits imposed or provided by the law applicable to this transaction for the use or detention of money or for forbearance in seeking its collection.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

      The Company represents and warrants that:

      2.1. Financial Statements. You have been furnished with copies of balance sheets of the Company and its Subsidiaries as of the Saturday nearest March 31 in each of the years 1996 to 2000, inclusive, and the related consolidated statements of operations, statements of stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the fiscal years ended on said dates, accompanied in each case by the opinion of its independent certified public accountants.

      Said financial statements, including the related schedules and notes, are complete and correct and fairly present (a) the financial condition of the Company and its Subsidiaries as at the respective dates of said balance sheets and (b) the results of the operations and changes in financial position of the Company and its Subsidiaries for the fiscal years ended on said dates, all in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved.

      2.2. No Material Changes. There has been no material or adverse change in the business, operations, properties, assets, prospects or condition, financial or other, of the Company and its Subsidiaries subsequent to April 1, 2000.

      2.3. Liens. Exhibit B hereto correctly sets forth all Liens securing Indebtedness for money borrowed of the Company and its Subsidiaries existing on the date hereof.

      2.4. Organization, Authority and Good Standing; Subsidiaries. Exhibit C hereto correctly sets forth an entire listing of the Company's stockholders who are Cagle Family Members owning more than five percent (5%) of the voting securities of the Company and their respective interests in the Company. The shares of stock listed in Exhibit "C" are so owned as of the date of this Agreement, free and clear of all Liens, and all such shares of stock have been duly issued and are fully paid and non-assessable. No person has any right, contingent or otherwise, to purchase any such shares of stock. Exhibit "C" also correctly sets forth the aggregate amount of publicly traded stock of the Company. Exhibit "C" also correctly sets forth (a) the name and jurisdiction of incorporation of each Subsidiary and Affiliate of the Company, if any Subsidiary or Affiliate shall exist, (b) a statement of the capitalization of each such Subsidiary and Affiliate and the ownership of its stock or other equity interest, and (c) the name of each assumed or other trade name under which the Company or any Subsidiary or Affiliate presently does business. The shares of stock and other equity interest listed in Exhibit "C" as owned by the Company are so owned as of the date of this Agreement, free and clear of all Liens, and all such shares of stock and other equity interest have been duly issued and are fully paid and non-assessable. No person has any right, contingent or otherwise, to purchase any such shares of stock or other equity interest. The Company and each of its Subsidiaries and Affiliates are duly organized and validly existing corporations or other lawful entities in good standing under the laws of their respective jurisdiction of incorporation or organization and have full power and authority to own the properties and assets and to carry on the business which they now own and carry on. The Company and each of its Subsidiaries are duly qualified and in good standing as a foreign corporations or other legal entities in each jurisdiction wherein the nature of the property owned or leased by them or the nature of the business transacted by them makes such qualification necessary.

      2.5. Title to Properties. Except as may be described in Section 2.21 hereof, the Company and its Subsidiaries have good and marketable fee simple title to all the real properties (other than leaseholds) and good and marketable title to all other material property reflected on the balance sheet of the Company and its Subsidiaries as of April 1, 2000 referred to in Section 2.1, or purported to have been acquired by the Company or any of its Subsidiaries after said date, excepting, however, property sold or otherwise disposed of subsequent to said date in the ordinary course of business.

      2.6. Leases and Liens. None of the properties or assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of April 1, 2000 referred to in Section 2.1, or acquired by the Company or its Subsidiaries after said date, is held by the Company or any of its Subsidiaries subject to any Lien which would not be permitted by Section 7.4(a) or which is not disclosed in Exhibit "B" hereto. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of the leases under which they are operating as lessees, and all such leases are valid, including, without limitation, in each instance, to the best knowledge of the Company after due inquiry based upon the Company's reasonable reliance on the representations of such lessors, good title being vested in the lessor thereunder, and subsisting and in full force and effect.

      2.7. Licenses. The Company and its Subsidiaries possess and shall continue to possess all trademarks, trade names, copyrights, patents, governmental licenses, franchises, certificates, consents, permits and approvals necessary to enable them to carry on their business in all material respects as now conducted and to own and operate the properties material to their business as now owned and operated, without known conflict with the rights of others. All such trademarks, trade names, copyrights, patents, licenses, franchises, certificates, consents, permits and approvals which are material to the operations of the Company and its Subsidiaries, taken as a whole, are valid and subsisting.

      2.8. Litigation. Except as disclosed in those certain Form 10-Q and 10-K Reports of the Company filed with the Securities and Exchange Commission or otherwise disclosed in writing to you by the Company or its counsel on or prior to the date hereof, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any of its Subsidiaries) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve any of the transactions herein contemplated or the possibility of any material and adverse change in the business, operations, properties, assets, prospects or condition, financial or other, of the Company and its Subsidiaries; and neither the Company nor any of its Subsidiaries is in default or violation of any law or any rule, regulation, judgment, order, writ, injunction, decree or award of any court, arbitrator or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default or violation might have a material adverse effect on the business, operations, properties, prospects or condition, financial or other, of the Company and its Subsidiaries, taken as a whole, or for which sufficient funds have not been deposited in escrow to pay, in the event of an adverse judgment, all damages claimed thereunder.

      2.9. No Burdensome Provisions. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate or legislative restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects or in the future may (so far as the Company can now reasonably foresee) materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or other, of the Company and its Subsidiaries, taken as a whole.

      2.10. Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any bond, debenture, note or other evidence of Indebtedness of the Company or such Subsidiary or contained in any instrument under or pursuant to which any thereof has been issued or made and delivered other than for certain temporary covenant waivers which have been disclosed to you. Neither the execution and delivery of this Agreement, the Note and the Collateral Documents by the Company, the consummation by the Company of the transactions herein and therein contemplated, nor compliance by the Company with the terms, conditions and provisions hereof and thereof will violate any provision of law or rule or regulation thereunder or any order, injunction or decree of any court or other governmental body to which the Company or any of its Subsidiaries is a party or by which any term thereof is bound or conflict with or result in a breach of any of the terms, conditions or provisions of the corporate charter or by-laws or other organizational documents of the Company or any of its Subsidiaries or of any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or such Subsidiary is bound, or constitute a default thereunder, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of the Company or any of its Subsidiaries (other than the Liens created by the Collateral Documents). No consent of the stockholders of the Company is required for the execution, delivery and performance of this Agreement, the Collateral Documents or the Note by the Company other than those delivered to you prior to the Closing, if any.

      2.11. Disclosure. Neither this Agreement, the Collateral Documents nor any of the Exhibits hereto, nor any certificate or other data furnished to you in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. To the best knowledge of the Company, there is no fact which materially and adversely affects or in the future may (so far as the Company can now reasonably foresee) materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or other, of the Company and its Subsidiaries, taken as a whole, which has not been disclosed to you in writing.

      2.12. ERISA. The Company represents, warrants and covenants that it is acting on its own behalf and that as of the date hereof, it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each of the foregoing hereinafter referred to collectively as a "Plan", and the assets of the Company do not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor Regulation
Section 2510.3-101. The Company also represents, warrants and covenants that it will not be reconstituted as a Plan or as an entity whose assets constitute "plan assets".

      2.13. Regulation G; Use of Proceeds. Neither the Company nor any of its Subsidiaries owns or has any present intention of acquiring any "margin stock" as defined in Regulation G (12 C.F.R., Chapter II, Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). The proceeds from the issuance of the Note will be used by the Company to refinance existing indebtedness incurred for expansion and improvement of capital assets and facilities. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation G. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause the transaction contemplated herein to violate said Regulation G, Regulation T (12 C.F.R., Chapter II, Part 220) or Regulation X (12 C.F.R., Chapter II, Part 224) or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

      2.14. Tax Liability. The Company and its Subsidiaries have filed all tax returns which are required to be filed and have paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their properties, assets, income and franchises which have become due and payable by the Company or any of its Subsidiaries except those wherein the amount, applicability or validity are being contested by the Company or any such Subsidiary by appropriate proceedings in good faith and in respect of which adequate reserves have been established. In the opinion of the Company, all tax liabilities of the Company and its Subsidiaries were adequately provided for as of April 1, 2000 and are now so provided for on the books of the Company and its Subsidiaries.

      2.15. Governmental Action. No action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by the Company of this Agreement, the Collateral Documents or the Note (other than recordation of the Mortgage and the Assignment in the Office of the Clerk of the Superior Court of Polk County, Georgia, and with the Office of the Judge of Probate of DeKalb County, Alabama, the filing of financing statements with respect to the Collateral (as defined in the Security Agreement) in the Office of the Secretary of State of Alabama and in the Office of the Clerk of the Superior Court of Polk County, Georgia, and with the Office of the Judge of Probate of DeKalb County, Alabama, all of which will have been duly recorded or filed on or about the Closing Date).

      2.16. Offering of Note. Neither the Company nor any agent acting on its behalf has, either directly or indirectly, sold or offered for sale or disposed of, or attempted or offered to dispose of, the Note or any part thereof, or any similar obligation of the Company, to, or has solicited any offers to buy any thereof from, or has otherwise approached or negotiated in respect thereof with, any Person or Persons other than you and no more than six other institutional investors; and the Company agrees that neither it nor any agent acting on its behalf will sell or offer for sale or dispose of, or attempt or offer to dispose of, any thereof to, or solicit any offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or delivery of the Note within the provisions of
Section 5 of the Securities Act of 1933, as amended.

      2.17. Hazardous Waste. Except as disclosed to you in the Phase I Environmental Site Assessments of the Facility delivered to you in connection herewith on or prior to the date hereof, the Facility has not been and will not be used by the Company, any Subsidiary of the Company, or any tenant of the Facility or any portion thereof for the production, release, storage, handling or disposal of hazardous or toxic wastes or materials other than those commercial chemicals customarily used in commercial operations of the type currently conducted by the Company or any such Subsidiary of the Company or tenant at the Facility, all of which have been and will be used in accordance with all applicable laws and regulations.

      2.18. Separate Property; No Flood Zone. The Facility is taxed and billed substantially separate from real property not subject to the Mortgage. No part of the Facility upon which there exist any improvements is located within a flood hazard zone.

      2.19. No Affiliation. No director, officer, member or stockholder of the Company or of any Subsidiary of the Company is an officer or director of yours or is a relative of an officer or director of yours within the following categories: a son, daughter or descendant of either; a stepson, stepdaughter, stepfather, stepmother; father, mother or ancestor of either, or a spouse. It is expressly understood that for the purpose of determining any of the foregoing relationships, a legally adopted child of a person is considered a child of such person by blood.

      2.20. No Foreign Person. Neither the Company or any stockholder of the Company who is a Cagle Family Member, nor any legal or beneficial interest in such stockholder of the Company, is or will be held, directly or indirectly, by, a "foreign person" under the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, the Foreign Investments in Real Property Tax Act of 1980, the amendments of such Acts or regulations promulgated pursuant to such Acts.

      2.21. Title to Property and Collateral. The Company has good and marketable title in fee simple to such of the Property (as defined in the Mortgage) as constitutes real property, good and merchantable title to such of the Property (as defined in the Mortgage) as constitutes personal property, and good and merchantable title to the Collateral (as defined in the Security Agreement) subject in each case to no Liens other than the Liens of the Collateral Documents and Permitted Encumbrances.

      2.22. Additional Representations and Warranties. As of the date hereof, the representations and warranties contained in the Borrower's Affidavit of even date herewith are true and correct.

SECTION 3. CONDITIONS OF THE LOAN.

      Your obligation to make the Loan, as provided in Section 1.2, on the Closing Date shall be subject to the conditions precedent that you have received on or before the closing date in form and substance satisfactory to you and your counsel, such assurances and evidence as you may require of the performance by the Company of all its agreements theretofore to be performed hereunder, to the accuracy of its representations and warranties herein contained and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

      3.1. Opinion of Company Counsel. You shall have received on the Closing Date from Byrne, Moore & Davis, 3340 Peachtree Road, Suite 1460, Atlanta, Georgia 30326, counsel for the Company, a favorable opinion in form and substance acceptable to you.

      3.2. Legality. You shall have satisfied yourself that the Note being purchased by you on the Closing Date shall qualify on the Closing Date as a legal investment for mutual life insurance companies under the New York Insurance Law (without resort to any provision of such law, such as Section 1405(a)(8) thereof, permitting limited investments by you without restriction as to the character of the particular investment) and such purchase shall not subject you to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation; and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

      3.3. Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and the Collateral Documents, and all documents incidental thereto, shall be satisfactory in form and substance to you; and you shall have received copies of all documents which you may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance satisfactory to you.

      3.4. Representations True; No Default. The representations and warranties of the Company in this Agreement and in the Collateral Documents shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; on the Closing Date no event which is, or with notice or lapse of time or both would be, an Event of Default shall have occurred and be continuing; and you shall have received an affidavit, dated the Closing Date, of the Treasurer and Chief Financial Officer of the Company to each such effect.

      3.5. Note and Collateral Documents. You shall have received on the Closing Date the fully executed Note and fully executed original counterparts of each of the Collateral Documents.

      3.6. Opinion of Lender's Counsel. You shall have received on the Closing Date from Sutherland, Asbill & Brennan, Atlanta, Georgia and Balch & Bingham, Montgomery, Alabama, counsel for you, favorable opinions as to such matters incident to the transactions contemplated by this Agreement as you may reasonably request.

      3.7. Environmental Audit Results. The results of the environmental audit of the Facility, and any remedial action required to be taken by the Company as a result of such audit, are complete and satisfactory to you.

SECTION 4. REPRESENTATION OF LENDER.

      4.1. Acquisition for Investment. This Agreement is made with you in reliance upon your representation to the Company (which, by your acceptance hereof, you confirm) that you are acquiring the Note for your own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof; provided, however, that the disposition of your property shall at all times be within your control.

SECTION 5. FINANCIAL STATEMENTS; COMPLIANCE CERTIFICATES; ADDITIONAL INFORMATION; AND INSPECTION.

      5.1. Financial Statements and Reports. From and after the date hereof and so long as you (or a nominee designated by you) shall hold the Note, the Company will deliver to you in duplicate:

            (a) as soon as practicable after the end of each quarter in each fiscal year of the Company, and in any event within 60 days after the end of each quarter in each fiscal year of the Company, the interim consolidated statements of earnings, stockholders' equity and cash flows of the Company and its Subsidiaries for such period and for that part of the fiscal year ended with such period and the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto) and certified by the Treasurer and Chief Financial Officer of the Company as presenting fairly the financial condition and results of operations of the Company and its Subsidiaries as at the end of and for the fiscal periods to which they relate, subject to the Company's year-end adjustments;

            (b) as soon as practicable after the end of each fiscal year, and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet and related consolidated statements of earnings, stockholders' equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding figures of the previous fiscal year, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto) and accompanied by a report or opinion of independent certified public accountants, selected by the Company and reasonably acceptable to you, stating that such financial statements present fairly the consolidated financial condition and results of operations and cash flows of the Company and its Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

            (c) concurrently with the financial statements delivered pursuant to
      Section 5.1(b), the written statement of said accountants that in the ordinary course of making their normal examination necessary for their report or opinion on said financial statements they have obtained no knowledge of any Event of Default under Section 8 hereof or event which, with notice or lapse of time or both, would become an Event of Default under Section 8 hereof or, if such accountants shall have obtained knowledge of any such Event of Default or event, they shall disclose in such statement the Event or Events of Default and/or such event or events and the nature and status thereof, but such accountants shall not be liable, directly or indirectly, to anyone for any failure to obtain knowledge of any such Event of Default or event;

            (d) concurrently with the financial statements delivered pursuant to
      Section 5.1(b) a certificate of the Treasurer and Chief Financial Officer of the Company (1) setting forth, as of the end of the preceding fiscal year, the extent to which the Company and its Subsidiaries have complied with the requirements of Sections 8.1 through 8.7, inclusive, including in each case a brief description, together with all necessary computations, of the manner in which such compliance was determined and the respective amounts as of the end of or for such fiscal year of Indebtedness, Consolidated Tangible Net Worth, Operating Leases, EBIT, Interest Expense, Consolidated Liabilities, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Net Worth (Stockholders' Equity), Intangible Assets, Consolidated Net Income, capital expenditures, depreciation charges, the amount available for dividends and distributions, respectively, pursuant to Sections 8.1 through 8.7, inclusive, (2) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under his or her supervision to determine whether the Company has fulfilled all of its obligations under this Agreement, the Collateral Documents and the Note, (3) stating that, to the best of his or her knowledge, the Company is not and has not been in default in the fulfillment of any of the terms, covenants, provisions or conditions hereof and thereof and no Event of Default or event which, with notice or lapse of time or both, would become an Event of Default exists or existed or, if any such default or Event of Default or event exists or existed, specifying such default, Event of Default or event and the nature and status thereof, and (4) giving, in the event of the formation or acquisition of a Subsidiary or Affiliate during the preceding fiscal year, the name of such Subsidiary or Affiliate, its jurisdiction of incorporation or organization and a brief description of its business;

            (e) as soon as practicable, copies of all financial statements, reports, proxy statements, Form 10-Q reports and Form 10-K reports as the Company or any of its Subsidiaries shall send or make available generally to its stockholders or any governmental agency or agencies and regular periodic reports, if any, which it or any of its Subsidiaries, may file with any governmental agency or agencies;

            (f) immediately upon a responsible officer of the Company's becoming aware of the existence of a condition, event or act which constitutes an Event of Default or an event of default under any other evidence of Indebtedness of the Company or any Subsidiary, or an event which, with notice or lapse of time or both, would constitute such an Event of Default or event of default, a written notice specifying the nature and period of existence thereof and what action the Company or such Subsidiary, as the case may be, is taking or proposes to take with respect thereto;

            (g) immediately upon a responsible officer of the Company's becoming aware of the occurrence of any (1) "reportable event," as defined in
      Section 4043(b) of ERISA, or (2) non-exempted "prohibited transaction," as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended in connection with any "employee pension benefit plan," as defined in Section 3 of ERISA, or any trust created thereunder, a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect thereto;

            (h) promptly upon a responsible officer or manager of the Company's becoming aware of the occurrence of (1) any surrender of assets of the Company or any Subsidiary or Affiliate in satisfaction of any Indebtedness, (2) the dissolution of any operating partnership or real estate ownership partnership or joint venture of the Company or any Subsidiary, (3) the termination or expiration of any lease of real or personal property necessary for or integral to the operation of the Facility to which the Company or any Subsidiary is lessee, or (4) the commencement of any litigation, including any arbitration or mediation, and of any proceedings before any governmental agency which could materially and adversely affect the business, properties, prospects or financial condition of the Company and its Subsidiaries taken as a whole (including any such action commenced by counterclaim), written notice specifying the nature thereof and what action the Company or such Subsidiary, as the case may be, is taking with respect thereto; and

            (i) such other information as to the business and properties of the Company and of its Subsidiaries or Affiliates, including consolidating financial statements of the Company and its Subsidiaries, and financial statements and other reports filed with any governmental department, bureau, commission or agency, as you may from time to time reasonably request.

      5.2. Inspection. From and after the date hereof and so long as you (or a nominee designated by you) shall hold the Note, you shall have the right (i) to visit and inspect, at your expense, the Facility, at such reasonable times and as often as you may reasonably request, and to examine the books of account of the Company and those of its Subsidiaries and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with its and their officers and managers and independent public accountants, and (ii) to contact such third parties doing business with the Company and to engage in other auditing procedures, both as you deem reasonable to ensure the validity of your security interests or the accuracy of the Company's representations, warranties and certifications. In connection with such inspections, you and your engineers, contractors and other representatives shall have the right to perform such environmental audits and other environmental examinations of the Facility as you deem necessary or advisable from time to time. Such environmental audits and examinations shall be at your cost and expense if such audits and examinations reveal no violation of any representation or warranty or covenant contained herein, in any Collateral Document or the Note, otherwise such costs and expenses shall be borne solely by the Company.

SECTION 6. PRINCIPAL PAYMENT OF NOTE.

      6.1. Principal Payments - Mandatory and Optional Prepayment.

      A. The Company covenants and agrees that it will make amortized payments of principal and interest (amortized over a period of twelve years) in the amount of $290,193.59 on the unpaid Note on the first day of each month, commencing April 1, 2002 to and including March 1, 2011. All remaining principal thereafter shall be paid April 1, 2011. All mandatory principal payments pursuant to this Section 6.1.A shall be made together with such amortized interest and such additional interest accrued on the unpaid balance of the Note, but without prepayment premium.

      B. The Company may, at its option, prepay the Note in whole or in part (in integral multiples of $10,000) on the due date of any payment due after April 1, 2002 at a price equal to the Prepayment Price, as hereafter defined, together with accrued interest to the date of prepayment. The Company shall give notice of any such prepayment to the holder of the Note not less than 30 nor more than 60 days prior to the date fixed in such notice for prepayment ("Prepayment Date"). Principal shall be applied to the outstanding principal balance in the inverse order of maturity. Except as permitted in this Section 6.1.B., the Company shall have no right to prepay the Note in whole or in part.

      6.2. Prepayment of Note Upon Change of Control. In the event that a Change of Control Date (as hereinafter defined) shall occur, the Company will, within 10 days after such Change of Control Date, give you written notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto. Upon the occurrence of a Change of Control Date, the Company will prepay, if you shall so request, all of the Note which you then hold at the Prepayment Price (as hereinafter defined), together with accrued interest thereon to the date of prepayment. Said request (the "Prepayment Notice") shall be made by you in writing not later than the later of (a) 60 days after the Change of Control Date and (b) 50 days after you receive notice of the Change of Control Date, and said request shall specify the date (also referred to as the "Prepayment Date") upon which the Company shall prepay the Note held by you, which date shall be not less than 30 days nor more than 60 days from the date of the Prepayment Notice.

      The Prepayment Price shall be determined by you in good faith, as of 5:00 p.m., New York time, on the fifth Business Day (as hereinafter defined) prior to the Prepayment Date. Such Prepayment Price, as calculated by you, will be binding upon the Company, absent manifest error. Promptly upon such determination you shall notify the Company in writing of the amount of such Prepayment Price, setting forth in reasonable detail the computation thereof.

      On the Prepayment Date, the Company shall prepay the Note held by you at the Prepayment Price plus interest accrued thereon to the Prepayment Date. Payment of the Prepayment Price shall be made as provided in Section 11.5.

      The term "Change of Control Date" shall mean the first day on which any Person, or group of related Persons, (i) shall acquire beneficial ownership directly or indirectly, or control of more than forty nine percent (49%) of the Voting Stock (as hereinafter defined) of the Company; (ii) shall acquire directly or indirectly, or control all or substantially all of the assets of the Company; or (iii) acquire beneficial ownership directly or indirectly, or control of more than forty nine (49%) of the outstanding Voting Stock of an entity with or into which the Company has merged or consolidated, whether pursuant to a statutory merger or consolidation or otherwise, provided, however, that no Change of Control Date shall be deemed to exist under clause (i) or
(iii) above if the Cagle Family Members collectively cease to have legal and beneficial ownership of less than fifty one percent (51%) of the Voting Stock of the Company, or such entity with or into which the Company has merged or consolidated, solely as a result of the death of any of Cagle Family Member and the sale of such Voting Stock to enable the remaining Cagle Family Members to pay estate taxes relating thereto, so long as after giving effect to any such sales the remaining Cagle Family Members shall collectively have legal and beneficial ownership of at least forty percent (40%) of the Voting Stock of the Company, or such entity with or into which the Company has merged or consolidated, and no other Person or group of related Persons shall have, directly or indirectly, legal and beneficial ownership of more than twenty percent (20%) of the issued and outstanding Voting Stock of the Company, or any such entity with or into which the Company has merged or consolidated. For purposes of this Section 6.2 only, the term "Person" shall not include any Cagle Family Member.

      The term "Prepayment Price" shall mean the greater of (x) par plus one
(1)% of par, and (y) the sum of the values of (1) each remaining mandatory principal payment prior to the next interest rate adjustment date, if any, or maturity, as the case may be, and (2) the principal payment at maturity (if there is an interest rate adjustment date, the entire outstanding principal balance as of such date shall be deemed due and payable solely for purposes of determining the Prepayment Price) (each such mandatory payment and such payment at maturity being herein referred to as a "Payment") plus the value of all related scheduled interest payments on the Note to be prepaid during the period from the Prepayment Date to the date of each Payment. The value of each Payment and such related scheduled interest payments shall be determined by discounting, at the applicable Treasury Rate, such Payment and such related scheduled interest payments from the respective scheduled payment dates of such Payment and such related scheduled interest payments to the Prepayment Date. The Treasury Rate with respect to each Payment and such related scheduled interest payments is the yield which shall be imputed, by linear interpolation, from the current weekly yield of those United States Treasury Notes having maturities as close as practicable to the scheduled payment date of the Payment, as published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication thereto.

      6.3. Interest After Date Fixed for Principal Payment or Prepayment. In the event the Company shall fail to pay such Note or any payment owing in respect of the Note according to the terms thereof and hereof (inclusive of any other permitted payments of which the Company has notified you) on the date fixed for such principal payment or prepayment, then such Note or such portion, as the case may be, shall bear interest at the Overdue Interest Rate from and after such date until paid and, so far as may be lawful, any overdue installment of interest shall bear interest at said rate.

SECTION 7. AFFIRMATIVE COVENANTS.

      The Company covenants and agrees that so long as the Note shall be outstanding:

      7.1. To Pay Note. The Company will punctually pay or cause to be paid the principal and interest (and prepayment premium, if any) to become due in respect of the Note according to the terms thereof and hereof (inclusive of any other permitted payments of which the Company has notified you).

      7.2. Maintenance of Company Office. The Company will maintain its principal place of business and chief executive office at 2000 Hills Avenue, N.W., P.O. Box 4664, Atlanta, Georgia 30318 (or such other place in the United States of America as the Company may designate in writing to the holder of the
Note).

      7.3. To Keep Books. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with generally accepted accounting principles.

      7.4. Payment of Taxes; Corporate Existence; Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to,

            (a) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it, its income or profits or its property before the same shall become in default, as well as all lawful claims and liabilities of any kind (including claims and liabilities for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any

      Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or any such Subsidiary shall have set aside on its books reserves in respect thereof (segregated to the extent required by generally accepted accounting principles) deemed adequate in the opinion of the Treasurer and Chief Financial Officer or the Board of Directors;

            (b) subject to Section 8.5.A, do all things necessary to preserve and keep in full force and effect its corporate or other lawful existence, rights (charter and statutory) and franchises; provided, however, that neither the Company nor any Subsidiary shall be required to preserve any right or franchise if the Board of Directors shall reasonably determine that the preservation thereof is no longer desirable in its conduct of business; and

            (c) maintain and keep all its properties used or useful in the conduct of its business in good condition, repair and working order and supplied with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.4(c) shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties, if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and has been approved by the holder of the Note, which approval shall not be unreasonably withheld.

            (d) acquire and maintain all local, state and federal certificates, orders, approvals, permits and licenses required for its business and for the operation of the Facility, and operate its business and the Facility in compliance with the terms and conditions of all such certificates, orders, approvals, permits and licenses, all applicable local, state and federal laws, statutes and regulations, and all applicable legal and contractual requirements with regard to the use, occupancy and construction thereof, including, without limitation, any environmental certificates, orders, approvals, permits and licenses, and local, state and federal laws, statutes and regulations.

      7.5. To Insure. The Company will, and will cause each of its Subsidiaries to (in addition to the insurance required to be maintained pursuant to Paragraph
1.05 of the Mortgage and Section 2(e) of the Security Agreement):

            (a) keep all of its insurable properties owned by it insured against all risks usually insured against by persons operating like properties in the same geographical areas where the properties are located, all in amounts sufficient to prevent the Company or such Subsidiary, as the case may be, from becoming a coinsurer within the terms of the policies in question, but in any event in amounts not less than 100% of the then full replacement value thereof;

            (b) maintain public liability insurance against claims for personal injury, death or property damage suffered by others upon or in or about any premises occupied by it or occurring as a result of its maintenance or operation of any airplanes, automobiles, trucks or other vehicles or other facilities (including, but not limited to, any machinery used therein or thereon) or as the result of the use of products sold by it or services rendered by it;

            (c) maintain such other types of insurance with respect to its business as is usually carried by persons of comparable size engaged in the same or similar business and similarly situated; and

            (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any State or jurisdiction in which it may be engaged in business.

      All insurance for which provision has been made in Section 7.5(b) and
Section 7.5(c) shall be maintained in at least such amounts as such insurance is usually carried by persons of comparable size engaged in the same or a similar business and similarly situated; and all insurance herein provided for shall be effected under a valid and enforceable policy or policies issued by insurers of recognized responsibility, except that the Company or any such Subsidiary may effect worker's compensation or other similar insurance in respect of operations in any State or other jurisdiction either through an insurance fund operated by such State or other jurisdiction or by causing to be maintained a system or systems of self-insurance which are in accord with applicable laws.

SECTION 8. RESTRICTIVE COVENANTS.

      The Company covenants and agrees that so long as the Note shall be outstanding:

      8.1. Leverage Ratio; Operating Leases.

      A. The Company will not permit is Leverage Ratio at any time to exceed:

            (a) 0.65 to 1 during the Company's fiscal years ending on the Saturday closest to March 31, 2001 and March 31, 2002;

            (b) 0.55 to 1 during the Company's fiscal year ending on the Saturday closest to March 31, 2003; and

            (c)   0.45 to 1 during each fiscal year of the Company thereafter.

      B. The Company will not, and will not permit any Subsidiary to, enter into any Operating Lease if the aggregate gross value of the property leased under all such Operating Leases would exceed $15,000,000 during the Company's fiscal year ending on the Saturday closest to March 31, 2001, and $5,000,000 during any fiscal year of the Company thereafter.

      8.2. Minimum Current Ratio; Interest Coverage Ratio

      A. The Company will maintain at all times a Current Ratio of not less than
1.5 to 1.

      B. The Company will maintain an Interest Coverage Ratio of not less than
(a) .85 to 1 as of the last day of each fiscal quarter of the Company ending between October 6, 2000 and the end of the Company's fiscal year ending on the Saturday closest to March 31, 2001, and (b) 2.5 to 1 as of the last day of each fiscal quarter of the Company ending thereafter.

      8.3. Tangible Net Worth; Capital Expenditures.

      A. The Company shall maintain its Consolidated Tangible Net Worth at all times during the periods specified below in an amount not less than the minimum required amount for each period set forth below:

            (a) from November 11, 1999 through September 30, 1999, $66,000,000; and

            (b) during each fiscal quarter of the Company thereafter, an amount equal to the minimum amount required to be maintained during the immediately preceding fiscal quarter of the Company plus an amount of equal to Fifty (50%) of the Company's Consolidated Net Income (but not less than zero) during such immediately preceding fiscal quarter, adjusted for any repurchases of the Company's stock.

      B. The Company will not, and will not permit any Subsidiary to, make or commit to make any capital expenditures (as defined and classified in accordance with GAAP consistently applied); provided, however, that if no Event of Default, or event or condition which with the lapse of time or the giving of notice or both would constitute an Event of Default, shall exist before and after giving effect thereto, the Company and its Subsidiaries may make capital expenditures in an aggregate amount in each fiscal year of the Company not to exceed:

            (a) during the Company's fiscal year ending on the Saturday closest to March 31, 2001, $50,000,000; and

            (b) during each of the Company's fiscal years thereafter, an amount equal to the greater of $8,000,000 or an amount equal to the sum of (i) 50% of the Company's Consolidated Net Income for such fiscal year plus (ii) its depreciation charges for such fiscal year.

      8.4. Restricted Payments; Pledge of Stock.

      A. The Company and its Subsidiaries will not, directly or indirectly, make any Restricted Payments or incur any liability to make any Restricted Payments unless, immediately after giving effect to such action, there shall not exist any Event of Default or event which, with notice or lapse of time or both, would become an Event of Default, provided, however, (i) Restricted Payments from a Subsidiary to the Company shall continue to be permitted, and (ii) that the mere making of the Restricted Payment otherwise in compliance with this Agreement shall not be deemed nor constitute any such event or Event of Default.

      For purposes of this Section 8.4, all dividends, distributions, purchases, redemptions, retirements, acquisitions and payments in property other than cash shall be included for purposes of calculations pursuant to this Section 8.4 at the fair market value thereof (as determined in good faith by the Board of Directors) at the time of declaration of such dividend or at the time of making such distribution, purchase, redemption, retirement, acquisition or payment.

      B. A minimum of fifty percent (50%) of the Company's outstanding stock shall remain free and clear of any and all Liens at all times. It is understood and agreed that the foregoing requirement shall apply to such outstanding stock held by any Cagle Family Members.

      8.5. Merger, Consolidation, Sale or Lease.

      A. The Company will not consolidate with or merge into any Person, or permit any Person to merge into it, or sell, transfer or otherwise dispose of all or substantially all of its properties and assets, unless:

            (1) the successor formed by or resulting from such consolidation or merger (if other than the Company) or the transferee to which such sale, transfer or other disposition shall be made shall be a solvent corporation duly organized and existing under the laws of the United States of America or any State thereof and authorized to do business in the States of Georgia and Alabama;

            (2) the due and punctual performance and observance of all the obligations, terms, covenants, agreements and conditions of this Agreement, the Collateral Documents and the Note to be performed or observed by the Company shall, by written instrument furnished to the holder of the Note, be expressly assumed by such successor (if other than the Company) or transferee; and

            (3) at the time of such transaction and assumption, and immediately after giving effect thereto, no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing, provided, however, that the mere making of such merger or consolidation otherwise in compliance with this Agreement shall not be deemed nor constitute any such event or Event of Default.

      B. Except as permitted in Section 8.5.A above, the Company will not, and will not permit any Subsidiary to, sell, assign, transfer or otherwise dispose of (other than in the ordinary course of business) any of its properties and assets to any Person.

      8.6. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, engage in any transaction with an Affiliate on terms more favorable to the Affiliate than would have been obtainable in arm's length dealing in the ordinary course of business with a Person not an Affiliate. The Company hereby agrees that, to the extent there are any inter-company loans involving the Company and/or any Subsidiary on a date on which an Event of Default exists, no payment of any amounts owing in connection therewith may be made until the earlier of your waiver of such Event of Default or the repayment in full of all amounts owing to you in connection with the Loan. To the extent any amounts are received in any manner whatsoever in connection with such inter-company loans by an obligee thereof during the period described in the immediately preceding sentence, such amounts shall be held in trust for and paid over to you until you are in receipt of all amounts owing to you in connection with the Loan.

      8.7. Encumbrances On and Transfers of the Collateral. Except for Permitted Encumbrances, the Company and its Subsidiaries will not create, incur, assume or suffer to exist any Lien on any of the Collateral or any interest therein. Except as permitted by Sections 8.5.A and 8.5.B hereof or by Section 1.9(a) of the Mortgage, the Company and its Subsidiaries will not sell, convey, lease, assign or otherwise transfer all or any of the Collateral or any interest therein whether voluntarily or by operation of law.

SECTION 9. DEFINITIONS.

      For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      "Affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Company or a Subsidiary or which beneficially owns or holds or has the power to direct the voting power of 5% or more of any class of voting stock of the Company or a Subsidiary or which has 5% or more of its voting stock (or in the case of a Person which is not a corporation, 5% or more of its equity interest) beneficially owned or held, directly or indirectly, by the Company or a Subsidiary. For purposes of this definition, "control" means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Board of Directors" means either the board of directors of the Company (or, when so specified or the context so indicates, a Subsidiary) or, if duly authorized to exercise the power of the Board of Directors, any duly authorized committee thereof.

      "Business Day" shall mean any day on which banks are required to be open to carry on their normal business in the State of New York.

      "Cagle Family Members" shall mean J. Douglas Cagle, Chief Executive Officer and Chairman of the Board of the Company, or any member of his immediate family within the following categories: a son, daughter or descendant of either; a stepson, stepdaughter, stepfather or stepmother; father, mother or ancestor of either; or a spouse of any of same; or any trust of which any such foregoing individuals are the only non-charitable beneficiaries.

      "Capital Lease" means and includes at any time any lease of property, real or personal, which in accordance with GAAP would at such time be required to be capitalized on a balance sheet of the lessee.

      "Capital Lease Obligation" means at any time the capitalized amount of the rental commitment under a Capital Lease which in accordance with GAAP would at such time be required to be shown on a balance sheet.

      "Collateral" means all property and assets, and proceeds thereof, subjected, or intended to be subjected, at any time to the Liens of any of the Collateral Documents.

      "Company" means Cagle's, Inc., a Georgia corporation and, subject to
Section 8.5.A hereof, its successors and assigns.

      "Consolidated Assets" means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as assets on the consolidated balance sheet of the Company and its Subsidiaries.

      "Consolidated Current Assets" means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as current assets on the consolidated balance sheet of the Company and its Subsidiaries.

      "Consolidated Current Liabilities" means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as current liabilities on the consolidated balance sheet of the Company and its Subsidiaries.

      "Consolidated Liabilities" means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as liabilities on the consolidated balance sheet of the Company and the Subsidiaries.

      "Consolidated Net Income" means the net income of the Company and its Subsidiaries, after eliminating inter-company items, all as consolidated and determined in accordance with GAAP.

      "Consolidated Net Worth (Stockholders' Equity)" means, as of the date of determination thereof, the aggregate amount of the Consolidated Assets less the Consolidated Liabilities of the Company and its Subsidiaries, in each case after eliminating inter-company items and as determined in accordance with GAAP.

      "Consolidated Tangible Net Worth" means the Consolidated Net Worth (Stockholders' Equity) minus the amount of all Intangible Assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, consistently applied.

      "Consolidated Working Capital" means, as of the date of determination thereof, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

      "Current Ratio" means the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

      "EBIT" means, with reference to any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income amount in respect of (i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Events of Default" has the meaning specified in Section 10.1.

      "GAAP" means, as to a particular Person and at a particular time of determination, such accounting principles as, in the opinion of the independent public accountants regularly employed by such Person, conform at such time of determination to generally accepted accounting principles.

      "Indebtedness" means and includes (i) all indebtedness or obligations for money borrowed or for the purchase price of property (exclusive of orders or commitments made in the ordinary course of business for future delivery of goods or services prior to the time the obligation to pay becomes due and payable) and any notes payable and drafts accepted representing extensions of credit, whether or not representing indebtedness or obligations for money borrowed or for the purchase price of property, (ii) indebtedness or obligations secured by or constituting any Lien existing on property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness or obligations secured thereby shall have been assumed, (iii) Capital Lease Obligations, (iv) guarantees and endorsements of (other than endorsements for purposes of collection in the ordinary course of business), and obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or measured by, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and other contingent obligations in respect of, or to purchase or otherwise acquire or service, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and (v) all indebtedness, liabilities or obligations (whether or not representing money borrowed) in effect guaranteed by an agreement, contingent or otherwise, to make a loan, advance or capital contribution to or other investment in the debtor for the purpose of assuring or maintaining a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the debtor for such purpose. A renewal or extension of any Indebtedness without increase in the principal amount thereof shall not be deemed to be the incurrence of the Indebtedness so renewed or extended. In case any corporation shall become a Subsidiary, such Person shall be deemed to have incurred at the time it becomes a Subsidiary all Indebtedness of such Person outstanding immediately thereafter.

      "Intangible Assets" means license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory) and goodwill (all determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied).

      "Interest Coverage Ratio" means the ratio of EBIT for the eight consecutive fiscal quarters preceding the date of calculation to Interest Expense for the same period.

      "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capital Lease Obligations and all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined in accordance with GAAP, consistently applied.

      "Leverage Ratio" means the ratio for the Company and its Subsidiaries of
(a) the aggregate outstanding principal amount of all Indebtedness to (b) the sum of the aggregate outstanding principal amount of all Indebtedness plus Consolidated Tangible Net Worth.

      "Lien" means any deed to secure debt, deed of trust, mortgage, lien, pledge, security title, security interest, encumbrance or charge of any kind, whether or not consensual, any conditional sale or other title retention agreement or any Capital Lease.

      "Operating Lease" means any rental agreement or lease of real or personal property that is not a Capital Lease.

      "Overdue Interest Rate" means the lesser of (a) five percent (5%) per annum over the interest rate in effect immediately prior to the time the Overdue Interest Rate is applicable, and (b) the maximum interest rate provided by law.

      "Permitted Encumbrances" means those items described on Schedule "C" to the Mortgage.

      "Person" includes an individual, a corporation, a partnership, a limited liability company or partnership, a joint venture, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

      "Restricted Investment" means any investment by the Company or any Subsidiary in any other Person, whether by acquisition of stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, extension of credit on terms other than those normal in the business of the Company or such Subsidiary, or otherwise (the foregoing items being herein collectively called "Investments", and individually, an "Investment"); provided, however, that the term "Restricted Investment" shall not include:

      (i) marketable obligations issued or guaranteed by the United States of America or by any agency of the United States of America, and maturing not later than twelve months from the date of acquisition thereof;

      (ii) commercial paper, issued by a corporation duly organized and existing under the laws of the United States of America or any State thereof and having a net worth of not less than $100,000,000, which has one of the two highest credit ratings by a responsible independent credit agency of recognized standing;

      (iii) investments, up to an amount insured by the Federal Deposit Insurance Corporation, in negotiable certificates of deposit or bankers' acceptances issued by, or drawn on, a United States bank or trust company that is a member of the Federal Reserve Bank and maturing not later than twelve months from the date of acquisition thereof; and

      (iv) investments in any Subsidiary or in any Person which by reason thereof will immediately after such Investment become a Subsidiary.

      "Restricted Payments" means dividends paid on capital stock (in either cash or property), Restricted Investments, and purchases or redemptions of capital stock.

      "Subsidiary" means any Person at least a majority of whose outstanding stock or other equity interest having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation (other than stock having such power only by reason of the happening of a contingency) shall at the time be owned directly or indirectly by the Company and/or one or more Subsidiaries of the Company.

      "Voting Stock", as applied to the stock or other equity interest of any Person, shall mean stock or other equity interest of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of such Person (or other governing body) other than stock or other equity interest having such power only by reason of the happening of a contingency.

      All accounting terms used herein and not expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP as it exists at the date of applicability thereof.

SECTION 10. DEFAULTS AND REMEDIES.

      10.1. Events of Default; Acceleration. If one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      A. default in the payment of any interest upon the Note when such interest becomes due and payable, and such default shall have continued for a period of ten (10) days; or

      B. default in the payment of principal of (or prepayment premium, if any, on) the Note when and as the same shall become due and payable, whether at maturity or at a date fixed for principal payment or prepayment (including, without limitation, a principal payment or prepayment as provided in Section 6.1 or Section 6.2), or by acceleration or otherwise, and such default shall have continued for a period of ten (10) days; or

      C. default in the performance or observance of any other covenant, agreement or condition contained herein, in the Note, the Mortgage, the Assignment, the Security Agreement or the Post-Closing Environmental Agreement, and such default shall have continued for a period of thirty (30) days after notice of such default from you, or any Event of Default under the Mortgage or Assignment or Default under the Security Agreement shall occur; or

      D. any default shall exist after the expiration of any applicable cure, notice, or grace periods, under any evidence of Indebtedness of the Company or a Subsidiary (other than the Note) or under any agreement under which the same may have been issued permitting such evidence of Indebtedness to become or be declared due prior to the stated maturity thereof; or

      E. the Company or any Subsidiary shall file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or an answer consenting to, admitting the material allegations of or otherwise not controverting, or shall fail to timely controvert, a petition filed against the Company or such Subsidiary seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or the Company or any Subsidiary shall file such a petition or answer with respect to relief under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

      F. a court of competent jurisdiction shall enter an order for relief which is not stayed within 60 days from the date of entry thereof against the Company or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended; or there shall be entered an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed within 60 days from the date of entry thereof adjudging the Company or any Subsidiary a bankrupt or insolvent, or ordering relief against the Company or any Subsidiary, or approving as properly filed a petition seeking relief against the Company or any Subsidiary, under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs; or any involuntary petition against the Company or any Subsidiary seeking any of the relief specified in this clause shall not be dismissed within 60 days of its filing; or

      G. the Company or any Subsidiary shall make a general assignment for the benefit of its creditors; or the Company or any Subsidiary shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of the Company or such Subsidiary or of all or any substantial part of its property; or the Company or any Subsidiary shall have admitted to its insolvency or inability to pay, or shall have failed to pay, its debts generally as such debts become due; or the Company or any Subsidiary or its directors or majority members shall take any action to dissolve or liquidate the Company or such Subsidiary (other than as contemplated by Section 8.5.A); or

      H. the rendering against the Company or a Subsidiary of a final non-appealable judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution; or

      I. the Company or any Subsidiary shall (1) engage in any non-exempted "prohibited transaction," as defined in Sections 406 and 408 of ERISA and
Section 4975 of the Internal Revenue Code of 1986, as amended, (2) incur any "accumulated funding deficiency," as defined in Section 302 of ERISA, in an amount in excess of $50,000, whether or not waived, or (3) terminate or permit the termination of an "employee pension benefit plan," as defined in Section 3 of ERISA, in a manner which could result in the imposition of a Lien on any property of the Company or such Subsidiary pursuant to Section 4068 of ERISA securing an amount in excess of $50,000; or

      J. any representation or warranty made by the Company in Section 2 hereof or in any Collateral Document or in any certificate or instrument furnished in connection therewith shall prove to have been false or misleading in any material respect as of the date made; or

      K. the dissolution of the Company, whether by operation of law or otherwise (other than as permitted under Section 8.5.A above);

then an amount equal to the Prepayment Price, computed as provided in Section
6.2 (except that, for purposes of such computation, the Prepayment Date shall be deemed to be the date upon which the holder of the Note shall have declared the Note to be due and payable), shall immediately become due and payable without notice or demand, together with accrued interest thereon at the Overdue Interest Rate, provided, however, that upon the occurrence of an Event of Default described in clauses (E), (F) or (G) of this Section 10.1, the entire outstanding principal amount of the Note, together with accrued interest thereon at the Overdue Interest Rate, shall immediately become due and payable without notice or demand.

      The Company hereby expressly acknowledges and agrees (i) that the prepayment premiums provided for herein are reasonable, (ii) that legal counsel of the Company's own choosing has advised the Company with respect to such prepayment premiums, (iii) that any prepayment made at a time when it is otherwise restricted under the Note will result in material loss and damage to the holder of the Note, requiring such holder to secure reinvestments at additional costs which might not produce the same economic benefit to such holder as the economic benefits under the Note, (iv) that the prepayment premiums provided for herein are a reasonable estimate of such loss and damage, and (v) the Company shall be estopped hereafter from claiming differently as to any of the foregoing. The prepayment premiums are not intended to be a penalty, but instead shall serve as liquidated damages to provide you with the benefit of your bargain.

      10.2. Suits for Enforcement. In case an Event of Default shall occur and be continuing, the holder of the Note may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant contained in the Note or in this Agreement or in any Collateral Document or in aid of the exercise of any power granted in the Note or in this Agreement or in any Collateral Document or may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the holder of the Note. The Company agrees that its obligations under Section 6 are of the essence of this Agreement, and upon application to any court of equity having jurisdiction, the holder of the Note shall be entitled to a decree against the Company requiring specific performance of such obligations.

      The Company hereby acknowledges that you are extending credit based upon both the financial statements of the Company and the aggregate values of the real and personal property constituting the Collateral; that the Collateral is located in different jurisdictions; and that certain of the real and personal property constituting the Collateral relate to and enhance the value of each other. Accordingly, the Company hereby agrees that, from and after any Event of Default, you shall be allowed, to the greatest extent permitted by applicable law, and by the laws of whichever jurisdictions you may choose as most facilitating for the exercise of your rights, to pursue and realize upon all of the remedies available to you under any of the Collateral Documents, at law, in equity, or otherwise, and simultaneously or consecutively, in your discretion, including, without limitation, commencement of one or more actions in one or more jurisdictions for repayment of all or portions of the obligations hereunder; for the separate or simultaneous sale or foreclosure of real and/or personal property or portions thereof; for the obtaining of judgments and/or deficiency judgments; for the seeking of injunctive relief; and for maximum access to and realization from credit and Collateral or portions thereof in such manner as you may deem in your interest, and hereby waive any requirement that any deficiency judgment proceeding be initiated or completed with respect to any other property constituting Collateral as a condition to commencing any enforcement proceeding against any party or any particular item of Collateral. The Company hereby expressly acknowledges and agrees that the various consents, waivers, and agreements set forth in any of the Collateral Documents, including the Mortgage, were granted in recognition of the foregoing, and that all such waivers, consents, and agreements shall apply to each other Collateral Document as though set forth therein. In addition to any other consents, waivers, and agreements set forth in any of the Collateral Documents, and without limiting the foregoing, the Company agrees that, to the maximum extent permitted by applicable law, you may foreclose on and/or sell all properties located in the same state in any one or more counties where any of the properties in that state are located; any personal property located on real property encumbered by a deed to secure debt, mortgage or other security instrument may be foreclosed upon in the manner provided for, simultaneously with, and as part of the proceeding for, foreclosure or other realization of the real property; the Company hereby waives the benefits of any "one-action rule" of any state which may be applicable to it or to any of the Collateral and waives marshalling of assets for itself and all other parties claiming by, through or under it.

      10.3. Remedies Not Waived. No course of dealing between the holder of the Note and the Company or any delay or failure on the part of the holder in exercising any rights under the Note or under any Collateral Document or hereunder shall operate as a waiver of any rights of such holder.

      10.4. Remedies Cumulative. No remedy herein or in the Note or in any Collateral Document conferred upon the holder of the Note is intended to be exclusive of any other remedy and each and every remedy shall be in addition to every other remedy given hereunder or under the Note or under any Collateral Document or now or hereafter existing at law or in equity or by statute or otherwise.

      10.5. Costs and Expenses. The Company shall pay to the holder of the Note, to the extent permitted under applicable law, all reasonable out-of-pocket expenses incurred by such holder as shall be sufficient to cover the cost and expense of enforcing such holder's rights under the Note and any Collateral Document or the collecting and foreclosing upon, or otherwise dealing with, the Collateral, or participating in any litigation or bankruptcy proceeding for the protection or enforcement of the holder's collateral or claim against the Company or any guarantors of the Note or otherwise incurred in connection with the occurrence of an Event of Default, said expenses to include reasonable attorney fees actually incurred in that connection, upon the Note held by such holder.

SECTION 11. MISCELLANEOUS.

      11.1. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, and, in the case of any such loss, theft or destruction, upon receipt of a bond of indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount and dated the date of, or, if later, the date to which interest has been paid on, the lost, stolen, destroyed or mutilated Note. In the case of a holder of the Note which is an institutional investor (such as you), its own unsecured agreement of indemnity shall be deemed satisfactory to the Company.

      11.2. Expenses. Whether or not the Loan herein contemplated shall be consummated, the Company shall pay you the total amount of $67,500.00 as a non-refundable processing fee, all of which has been previously paid to you and has been fully earned by you and the Company shall pay all costs of executing and closing this Agreement, the Note and the Collateral Documents and any amendment, modification or alteration hereof or thereof, including, without limitation, attorneys' fees, survey costs, appraisal fees, title insurance and related expenses, and environmental audit reviews and related expenses. The Company's obligations under this Section 11.2 shall survive the payment or prepayment of the Note.

      11.3. Stamp Taxes, Recording Fees, etc. The Company will pay, and save you and any subsequent holder of the Note harmless against, any and all liability (including any interest or penalty for non-payment or delay in payment) with respect to stamp and other taxes (other than income and similar taxes and any such stamp or other similar taxes incurred upon a transfer of the Note by you), if any, and all recording and filing fees which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement and the Collateral Documents, including, without limitation, the issue and delivery of the Note, the execution, delivery, filing and recording of the Collateral Documents and financing statements related thereto, or any modification, amendment or alteration thereof. The obligations of the Company under this Section 11.3 shall survive the payment or prepayment of the Note.

      11.4. Successors and Assigns. All covenants, agreements, representations and warranties made herein, in the Collateral Documents and in the Note or in certificates delivered in connection herewith by or on behalf of the Company shall survive the issue and delivery of the Note to you, the making of the Loan by you as provided in Section 1.2, and shall bind the successors and assigns of the Company, whether so expressed or not, and all such covenants, agreements, representations and warranties shall inure to the benefit of your successors and assigns, including any subsequent holder of the Note.

      11.5. Payment. Notwithstanding any provision to the contrary in the Note contained, the Company will make payments to you by wire transfer of immediately available funds pursuant to wiring instructions from you, or at your request, by check mailed (not later than three days prior to the date any payment is due) to Metropolitan Life Insurance Company, Agricultural Investments, 5047 Collection Center Drive, Chicago, Illinois 60693-0050 or by such other method or to such other address as may be designated in writing by you, all amounts payable in respect of the principal of, prepayment premium, if any, and interest on, the Note, without any presentment thereof and without any notation of such payment being made thereon.

      11.6. Notices. All communications provided for hereunder, under the Collateral Documents or under the Note (other than payments in respect thereof which shall be made in accordance with Section 11.5) shall be in writing, and if to you, mailed (by registered or certified mail, with return receipt requested, postage prepaid or by United States Express Mail or comparable overnight courier service) or delivered to you addressed as this Agreement is addressed with a copy to: Metropolitan Life Insurance Company, Agricultural Investments, 4427 Garwood Place, Richmond, Indiana 47374, Attention: Regional Manager, or if to the Company, mailed (by registered or certified mail, with return receipt requested, postage prepaid or by United States Express Mail or comparable overnight courier service) or delivered to Cagle's, Inc., 2000 Hills Avenue, N.W., P.O. 4664, Atlanta, Georgia 30318, Attention: Chief Financial Officer, with a copy to Byrne, Moore & Davis, 3340 Peachtree Road, Suite 1460, Atlanta, Georgia 30326, Attention: G. Bland Byrne III, Esq., or addressed to either party at any other address in the United States of America that such party may hereafter designate by written notice to the other party. Communications mailed as aforesaid shall be deemed complete upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such United States Express Mail or courier service.

      11.7. Severability. If any provision of this Agreement or the Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the Note and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted by law.

      11.8. Law Governing; Modification. This Agreement shall be construed in accordance with and governed by laws of the State of Georgia. No provision of this Agreement may be waived, changed or modified, or the discharge thereof acknowledged, orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

      11.9. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

      11.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

      11.11. FINAL CREDIT AGREEMENT. THIS WRITTEN AGREEMENT, THE NOTE AND THE COLLATERAL DOCUMENTS ARE THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE COMPANY AND YOU AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE COMPANY AND YOU. THE COMPANY AND YOU HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THE COMPANY AND YOU WITH RESPECT TO THE SUBJECT MATTER OF THIS WRITTEN CREDIT AGREEMENT, THE NOTE, THE COLLATERAL DOCUMENTS, AND ANY RELATED LOAN DOCUMENTS.

      If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart of this letter agreement and forward the same to the Company, whereupon this letter agreement will become a binding agreement between you and the Company as of the date first above written.

                             Yours very truly,

                             CAGLE'S, INC.


                             By: _________________________________________
                                 Kenneth R. Barkley
                                 Its Treasurer and Chief Financial Officer

ATTEST:

By:  __________________________
     George L. Pitts
     Its Corporate Secretary

[CORPORATE SEAL]

The foregoing agreement is hereby
accepted and agreed to as of the
date first above written.

METROPOLITAN LIFE INSURANCE COMPANY

By: _______________________________
    _______________________________
    Its:___________________________

STATE OF ___________________ )
                             ) SS.
COUNTY OF _________________  )

      I, the undersigned, a Notary Public in and for said County and State, hereby certify that Kenneth R. Barkley, whose name as Treasurer and Chief Financial Officer, of Cagle's, Inc., a Georgia corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day, that, being informed of the contents of this instrument, he, as such officer and with full authority, executed the same voluntarily, for and as the act of said corporation, on the day the same bears date.

      GIVEN under my hand and seal this ______ day of _________________, 2001.

                                            ____________________________________
                                            Notary Public

(NOTARIAL SEAL)                             My Commission Expires:______________

STATE OF _________________   )
                             )
COUNTY OF _______________    )

      I, the undersigned, a Notary Public in and for said County and State, hereby certify that George L. Pitts, whose name as Corporate Secretary, of Cagle's, Inc., a Georgia corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day, that, being informed of the contents of this instrument, he, as such officer and with full authority, executed the same voluntarily, for and as the act of said corporation, on the day the same bears date.

      GIVEN under my hand and seal this _______ day of __________________, 2001.

                                            ____________________________________
                                            Notary Public

(NOTARIAL SEAL)                             My Commission Expires:______________

                                   EXHIBIT "A"
                                     (Note)

                                  CAGLE'S, INC.

                             Secured Promissory Note

                                Due April 1, 2011

$27,000,000.00                                                  Atlanta, Georgia
                                                          ________________, 2001

      CAGLE'S, INC., a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the "Company"), for value received, hereby promises to pay to Metropolitan Life Insurance Company ("Metropolitan"), or assigns, on April 1, 2011 the principal amount of Twenty Seven Million and No/100 Dollars ($27,000,000.00) (or so much thereof as shall not have been theretofore paid by mandatory principal payments and optional prepayments as required in the Loan Agreement as hereinafter defined) in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the address provided in Section 11.5 of the Loan Agreement (as hereinafter defined), and to pay interest (computed on the basis of a 360-day year) at said address, in like coin or currency, on the unpaid portion of said principal amount from the date hereof, on the first day of each month commencing on the first day of the first full month subsequent to the date hereof, and thereafter, as combined with amortized payments of principal pursuant to Section 6.1.A of the Loan Agreement on the first day of each month commencing April 1, 2002, at the rate of 7.86% per annum, until such unpaid portion of such principal amount shall have become due and payable and at the Overdue Interest Rate as defined in the Loan Agreement thereafter and, so far as may be lawful, on any overdue installment of interest at such Overdue Interest Rate (as defined in the Loan Agreement).

      This Note (hereinafter called the "Note") is issued pursuant to and entitled to the benefits of the Loan Agreement, dated of even date herewith, between the Company and Metropolitan (the "Loan Agreement"), the terms and provisions of which are hereby incorporated by reference and made a part of the terms of this Note. The Note is secured by and entitled to the benefits of those documents and instruments set forth in Section 1.3 of the Loan Agreement; to each of which reference is hereby made for a description of the collateral or obligations covered thereby and the rights and benefits afforded thereby to the holder of the Note.

      This Note is subject to mandatory principal payments and optional prepayment, in whole and in part, in certain cases with a premium and in other cases without premium, as provided in the Loan Agreement. The unpaid principal balance and all other amounts owing under this Note may be declared to be due and payable upon the happening of an Event of Default or Change of Control Date as defined in the Loan Agreement.


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

      In the event this Note or any of the instruments referred to herein are placed in the hands of an attorney or attorneys for collection or enforcement or if the holder of this Note is required to obtain attorneys and incur expenses and attorney fees by reason of litigation or participation in bankruptcy proceedings for the protection or enforcement of the holder's collateral and claim against the Company or any guarantors of this Note, then in all such cases, the holder of this Note shall be entitled to receive all reasonable expenses and attorney fees actually incurred from the Company.

      The Company waives diligence, demand, presentment, notice of nonpayment and protest, and consents to extensions of the time of payment, surrender or substitution of security, or forbearance, or other indulgence, without notice, notice of the exercise of any option hereunder or in any of the instruments referred to herein by the holder of this Note being hereby waived. Time is of the essence with respect to the performance of all obligations hereunder.

      This Note shall be construed in accordance with and governed by the laws of the State of Georgia.

      IN WITNESS WHEREOF, CAGLE'S, INC. has caused this Note to be signed in its corporate name by its officers thereunto duly authorized, and to be dated as of the day and year first above written.

                             CAGLE'S, INC., a Georgia corporation

                             By:  _________________________________________
                                  Kenneth R. Barkley
                                  Its Treasurer and Chief Financial Officer

ATTEST:

By: _______________________
    George L. Pitts
    Its Corporate Secretary

[CORPORATE SEAL]


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                                   EXHIBIT "B"
                                     (Liens)

1. $113,000,000 Term/Revolving Credit Facility from Harris Bank, as agent for itself and other lenders, secured by inventory, account receivables, rolling stock and other assets other than the Collateral.

2. $190,096.56 Note and Mortgage secured by certain real property and improvements forming a part of that portion of the Facility located n DeKalb County, Alabama.

3. Miscellaneous lease and purchase financing transactions secured by or related to equipment and rolling stock other than the Collateral.


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                                   EXHIBIT "C"
             (Ownership of Company and Subsidiaries and Affiliates)

1. The following table sets forth each person known to management of the Company to be the beneficial owner of more than five percent of the voting securities of the Company as of March 28, 2001:

                                                   Amount and Nature of
                                                 Beneficial Ownership (a)      Percent of Class
                                                 ------------------------      ----------------
Class A              J. Douglas Cagle                  2,090,355(b)                 44.03%
Common Stock         2000 Hills Ave., N.W.
                     Atlanta, GA 30318
Class A              George Douglas Cagle               453,516(c)                   9.55%
Common Stock         200 Hills Ave., N.W.
                     Atlanta, GA 30318
Class A              James David Cagle                  440,147(d)                   9.27%
Common Stock         2000 Hills Ave., N.W.
                     Atlanta, GA 30318

----------

(a) Of the shares in this column, management knows of no shares with respect to which such listed beneficial owners have the right to acquire beneficial ownership as specified in regulations of the Securities and Exchange Commission.

(b) This amount includes 946,375 shares owned by Mr. Cagle as trustee of a trust established under the will of his father.

(c) This amount includes 117,300 shares held as custodian for Mr. Cagle's children.

(d) This amount includes 127,133 shares held as custodian for Mr. Cagle's children.

----------

II. The total average amount of shares of common stock outstanding for the year ending March 28, 2001 was 4,747,280.


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III. The following are the Subsidiaries and Affiliates of the Company and their respective jurisdictions of organization and statements of capitalization and stock ownership:

                                                                    Percentage Stock Ownership
Subsidiary                                 Place of Organization            by Company
----------                                 ---------------------            ----------
Cagle's Transport, LLC                            Georgia                      100%
Cagle's Farms, Inc.                               Georgia                      100%

                                                                    Percentage Equity Ownership
Affiliates                                 Place of Organization            by Company
----------                                 ---------------------            ----------
Cagle Foods JV, LLC                               Georgia                       50%
Cagle's-Keystone Foods JV, LLC                    Kentucky                      30%
Central States Grain, Inc.                        Indiana                       50%
GA/KY Fundco, L.L.C.*                             Georgia                       ---
Georgia Feed Products Company                     Georgia                       20%
Cagle's Foods Credit, L.L.C.                      Georgia                       25%
Overseas Distribution Solutions, L.L.C.           Georgia                       20%
Cagle's-Keystone Foods, LLC                       Georgia                       30%
Franklin Equipment Company, LLC                   Georgia                       50%

*owned equally by Cagle Foods JV, LLC and Cagle's-Keystone Foods, LLC.

IV. The following are the names of each assumed or other trade name (other than Subsidiaries and Affiliates) under which the Company presently does business:
Talmadge Farms.


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